Exhibit 10.8
Second Amendment to
Athens Federal Community Bank
Supplemental Executive Retirement Plan Agreement
     This Second Amendment to Athens Federal Community Bank Supplemental Executive Retirement Plan Agreement (the “Amendment”) is adopted effective the 17th day of September, 2008, by and between Athens Federal Community Bank, a savings association located in Athens, Tennessee (the “Bank”) and Jeffrey Cunningham (the “Executive”).
     WHEREAS, on December 21, 2006 the parties executed a Supplemental Executive Retirement Plan Agreement (the “Agreement”), which Agreement provided certain benefits to the Executive; and
     WHEREAS, effective December 31, 2007, the parties adopted a First Amendment to Supplemental Executive Retirement Plan Agreement amending certain provisions of the Agreement; and
     WHEREAS, the parties now wish to further amend certain provisions of the Agreement and to execute this Amendment in order to adopt and ratify such amendments.
     NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Section 1.12 of the Agreement is amended by deleting it in its entirety, and replacing it with the following:

1.12 “ Normal Retirement Age” means the Executive attaining the age of fifty-eight (58).
2.	Section 2.2.1 of the Agreement is amended by deleting it in its entirety, and replacing it with the following:
2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the vested Account Value determined as of the end of the Plan Year preceding Separation from Service. This benefit is determined by vesting the Executive in twenty eight point five seven percent (28.57%) of the Account Value as of December 31, 2008, and an additional eight point nine three percent (8.93%) of said amount for each succeeding year thereafter until the Executive becomes one hundred percent (100%) vested in the Account Value.
3.	This Amendment shall be attached to and made a part of the Agreement. The Agreement, as amended by any amendment thereto including the First Amendment and this Amendment, shall remain in full force and effect and shall be deemed superseded by this Amendment only to the limited extent necessary to implement the terms hereof.
4.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

5.	All capitalized terms not defined herein shall have the meanings set forth in the Agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

BANK: Athens Federal Community Bank
By	/s/ Tim Howard

Title: Chairman of the Board

EXECUTIVE:
/s/ Jeffrey L. Cunningham
Jeffrey Cunningham

First Amendment to
Athens Federal Community Bank
Supplemental Executive Retirement Plan Agreement
     This First Amendment to Athens Federal Community Bank Supplemental Executive Retirement Plan Agreement (the “Amendment”) is adopted effective the 31st day of December, 2007, by and between Athens Federal Community Bank, a savings association located in Athens, Tennessee (the “Bank”) and Jeffrey Cunningham (the “Executive”).
     WHEREAS, on December 21, 2006 the parties executed a Supplemental Executive Retirement Plan Agreement (the “Agreement”), which Agreement provided certain benefits to the Executive; and
     WHEREAS, the parties now wish to amend certain provisions of the Agreement and to execute this Amendment in order to adopt and ratify such amendments.
     NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Section 1.5 of the Agreement is amended by deleting it in its entirety, and replacing it with the following:
1.5 [Intentionally Omitted]
     2. Section 2.5, and all subsections thereof, of the Agreement is amended by deleting it in its entirety, and replacing it with the following:
2.5 [Intentionally Omitted]
     3. Section 2.8(b) of the Agreement is amended by deleting it in its entirety, and replacing it with the following:
(b) must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;
     4. Section 8.3 of the Agreement is amended by deleting it in its entirety, and replacing it with the following:
8.3 Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may, in its sole discretion, terminate this Agreement by unilateral action; provided that, if the Bank terminates this Agreement in accordance with Section 8.3, it shall do so in conformity with one of the following circumstances:
(a) Upon the Bank’s dissolution or with the approval of a bankruptcy court, provided that all distributions are made no later than the end of the tax year in which the Executive is required to include any portion of the amounts deferred under the Agreement in his gross income; or
(b) Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no later than the end of the tax year in which the Executive is required to include any portion of the amounts deferred under the Agreement in his gross income, and that the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;
In which case, the Bank may distribute the Account Value, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
     5. This Amendment shall be attached to and made a part of the Agreement. The Agreement, as amended by any amendment thereto including this Amendment, shall remain in full force and effect and shall be deemed superseded by this Amendment only to the limited extent necessary to implement the terms hereof.
     6. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.
     7. All capitalized terms not defined herein shall have the meanings set forth in the Agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

BANK: Athens Federal Community Bank
By	/s/ Darrell Murray

Title: Chairman of the Board

EXECUTIVE:
/s/ Jeffrey L. Cunningham
Jeffrey Cunningham

Athens Federal Community Bank
Supplemental Executive Retirement Plan Agreement
ATHENS FEDERAL COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
     THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (the “Agreement”) is adopted this 21st day of December, 2006, by and between Athens Federal Community Bank, a savings association located in Athens, Tennessee (the “Bank”), and Jeffrey Cunningham (the “Executive”).
     The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.
Article 1
DEFINITIONS
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
1.1	“Account Value” means the amount shown on Schedule A under the heading Account Value. The parties expressly acknowledge that the Account Value may be different than the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement. The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase attributable for the current Plan Year to the Account Value for the previous Plan Year.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder or the Bank undertakes a Mutual to Stock Conversion.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.7	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Early Involuntary Termination” means that the Executive, prior to Normal Retirement Age, has experienced a Separation from Service, following receipt of a written notification from the Bank that such Separation from Service has occurred for reasons other than Termination for Cause, Disability, or Early Voluntary Termination.

1.9	“Early Voluntary Termination” means that the Executive, prior to Normal Retirement Age, experiences a Separation from Service for reasons other than Termination for Cause, Disability, death of the Executive or Early Involuntary Termination.

1.10	“Effective Date” means January 1, 2007.

1.11	“Mutual to Stock Conversion” shall mean the conversion of the Bank from a mutual savings bank to a stock savings bank and which directly or by a parent corporation issues publicly traded or closely held stock to public shareholders. A Mutual to Stock Conversion shall include: 1) a transaction whereby any portion of the stock of the Bank is owned by public shareholders and not solely by a parent mutual holding company, and 2) a transaction whereby the stock of the Bank is 100% owned by a parent holding company (“Parent”) and any portion of the stock of the Parent is owned by public shareholders and not solely by a parent mutual holding company.

1.12	“Normal Retirement Age” means the Executive attaining age fifty-six (56).

1.13	“Normal Retirement Date” means the later of Normal Retirement Age or the date of Separation from Service.

1.14	“Plan Administrator” means the Board or such committee or person as the Board shall appoint from time to time.

1.15	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.16	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.17	“Separation from Service” means the termination of the Executive’s employment with the Bank. Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A Separation from Service will not have occurred if:
(a)	the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).
The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Executive’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first date immediately following such six (6) month period.
1.18	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the fast day of the fourth month following the close of the identification period.

1.19	“Termination for Cause” means Separation from Service by action of the Board of Directors or a banking regulatory agency resulting from the Executive’s:
(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.
Article 2
DISTRIBUTIONS DURING LIFETIME
2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.
2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Sixty Thousand Dollars ($160,000).

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Date. The annual benefit shall be distributed to the Executive for twenty (20) years.
2.2	Early Voluntary Termination Benefit. If Early Voluntary Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.
2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the vested Account Value determined as of the end of the Plan Year preceding Separation from Service. This benefit is determined by vesting the Executive in fourteen and twenty-nine hundredths percent (14.29%) of the Account Value for the fast complete Plan Year, and an additional fourteen and twenty-nine hundredths percent (14.29%) of said amount for each succeeding year thereafter until the Executive becomes one hundred percent (100%) vested in the Account Value.

2.2.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for twenty (20) years.
2.3	Early Involuntary Termination Benefit. If Early Involuntary Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.
2.3.1	Amount of Benefit. The benefit under this Section 2.3 is one hundred percent (100%) of the Account Value determined as of the end of the Plan Year preceding Separation from Service.

2.3.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.4	Disability Benefit. If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.
2.4.1	Amount of Benefit. The benefit under this Section 2.4 is one hundred percent (100%) of the Account Value determined as of the end of the Plan Year preceding Separation from Service.

2.4.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the date of Separation of Service resulting from such Disability determination. The annual benefit shall be distributed to the Executive for twenty (20) years.
2.5	Change in Control Benefit. Notwithstanding anything herein to the contrary, if a Change in Control occurs followed by a Separation from Service resulting from (i) an Early Involuntary Termination or (b) the Executive’s employment termination in accordance with Section 12(a) of the Employment Agreement between the Executive and the Bank dated August 26, 1999, as amend from time to time and incorporated herein by reference, the Bank shall distribute to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.
2.5.1	Amount of Benefit. The benefit under this Section 2.5 is one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 2.1.1.

2.5.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.5.3	No 280G Excess Payments. Notwithstanding anything herein to the contrary, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank shall be deemed an “excess parachute payment” in accordance with Code Section 280G such that the Executive would be subject to the excise tax provided at Code Section 4999(a).
2.6	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service, the provisions of this Section 2.6 shall govern all distributions hereunder. Benefit distributions that are made due to a Separation from Service occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified. Notwithstanding the forgoing, no such delay or continued delay in payments shall be required following the death of the Executive.
2.7	Distributions Upon Income Inclusion Under Code Section 409A. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Executive may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

2.8	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
(b)	must, for benefits distributable under Sections 2.2, 2.3, 2.4 and 2.5 be made at least twelve (12) months prior to the first scheduled distribution;
(c)	must, for benefits distributable under Article 2 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)	must take effect not less than twelve (12) months after the amendment is made.
Article 3
DISTRIBUTION AT DEATH
3.1	Death During Active Service. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefits under Article 2.
3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.
3.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for twenty (20) years commencing the first day of the month following receipt by the Bank of the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall commence within thirty (30) days following receipt by the Bank of the Executive’s death certificate.
Article 4
BENEFICIARIES
4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefits shall be paid to the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be completely discharge of any liability under the Agreement for such distribution amount.
Article 5
GENERAL LIMITATIONS
5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated due to a Termination for Cause.

5.2	Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage for material misstatements of fact made by the Executive on an application for such life insurance.

5.3	Regulatory Exclusions. Notwithstanding any provision of this Agreement to the contrary:
(a)	If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in within its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)	If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the contracting parties shall not be affected.

(c)	If the Bank is in default (as defined in Section 3(x)(1) of the FDIA) all obligations under this Agreement shall terminate as of the date of default,

but this paragraph shall not affect any vested rights of the contracting parties.
(d)	All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“Director of OTS”), or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA, or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)	Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any regulations promulgated thereunder.
Article 6
ADMINISTRATION OF AGREEMENT
6.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.
6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death, Disability or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.
Article 7
CLAIMS AND REVIEW PROCEDURES
7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:
7.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:
7.2.1	Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Article 8
AMENDMENTS AND TERMINATION
8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its banking regulators or to comply with legislative or tax law provisions or changes thereto, including without limitation Code Section 409A and any and all regulations and guidance promulgated thereunder.

8.2	Plan Termination Generally. Except as otherwise provided herein, this Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Upon such termination of the Agreement in accordance with Section 8.2, the benefit shall be 100% of the Account Value determined as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may, in its sole discretion, terminate this Agreement by unilateral action; provide that, if the Bank terminates this Agreement in accordance with Section 8.3, it shall do so in conformity with one of the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a transaction described in Code Section 409A(2)(A)(v), i.e, a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the Bank’s assets, provided that the Executive’s benefit shall be one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 2.1.1, and that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Code Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;
in which case, the Bank may distribute the Account Value, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
Article 9
MISCELLANEOUS
9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or per son unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Code Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Athens Federal Community Bank 106 West Washington Ave NW
Athens, TN 37303-3545
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.
9.14	Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).
9.15	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A; provided, however, the Bank shall be under. no obligation to indemnify the Executive for any tax liabilities incurred by the Executive with respect to the Agreement, including but not limited to Code Section 409A.
     IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

Executive:	BANK:

Athens Federal Community Bank

/s/ Jeffrey L. Cunningham	By /s/ Darrell Murray

Jeffrey Cunningham

Title: Chairman of the Board